Exhibit 99.1

331 Treble Cove Road North Billerica, MA 01862	800.362.2668 www.lantheus.com

Lantheus Holdings, Inc. Reports Third Quarter 2018 Financial Results

•	Worldwide revenues of $88.9 million for the third quarter, an increase of 11.2% over the prior year period

•	Net income for the third quarter of $9.3 million, or $0.24 per diluted share, an increase of 8.7% over the prior year period

•	EBITDA of $20.0 million and Adjusted EBITDA of $26.1 million for the third quarter, an increase of 17.9% and 15.5% over the prior year period, respectively

•	Company reaffirms full-year revenue and updates Adjusted EBITDA guidance

NORTH BILLERICA, Mass., October 30, 2018 - Lantheus Holdings, Inc. (the “Company”) (NASDAQ: LNTH), parent company of Lantheus Medical Imaging, Inc. (“LMI”), a global leader in the development, manufacture and commercialization of innovative diagnostic imaging agents and products, today reported financial results for its third quarter ended September 30, 2018.

The Company’s worldwide revenues for the third quarter of 2018 totaled $88.9 million, compared with $79.9 million for the third quarter of 2017. Net income for the third quarter of 2018 totaled $9.3 million, or $0.24 per diluted share, compared with $8.5 million, or $0.22 per diluted share, for the third quarter of 2017. The Company’s third quarter 2018 EBITDA was $20.0 million, or 22.5% of revenues, and its Adjusted EBITDA was $26.1 million, or 29.4% of revenues, as compared with 21.2%, and 28.3% of revenues for the third quarter of 2017, respectively.

“We delivered double-digit growth in both DEFINITY and TechneLite in the third quarter,” said Mary Anne Heino, President and CEO of Lantheus. “We continue to leverage our portfolio of products and capabilities to optimize growth and ensure the flexibility to respond to opportunities. As we consider investment strategies to expand and diversify our business, this robust financial performance further strengthens our balance sheet and ability to execute on initiatives.”

Outlook
The Company reaffirms its full-year 2018 worldwide revenue guidance range of $337 million to $342 million. The Company has increased its full-year 2018 guidance range for Adjusted EBITDA, as described in the GAAP to non-GAAP reconciliation provided later in this release, to $90 million to $93 million from previous guidance of $85 million to $90 million, a margin of 26.3% to 27.6% of anticipated worldwide revenues.

The Company’s guidance for worldwide revenues and Adjusted EBITDA are forward-looking statements. They are subject to various risks and uncertainties that could cause the Company’s actual results to differ materially from guidance. Forward-looking statements are not predictions of the Company’s actual performance. See the cautionary information about forward-looking statements in the “Safe-Harbor Statement” section of this press release.

Internet Posting of Information
The Company routinely posts information that may be important to investors in the “Investors” section of its website at http://www.lantheus.com/. The Company encourages investors and potential investors to consult its website regularly for important information about the Company.

Conference Call and Webcast
As previously announced, the Company will host a conference call starting at 4:30 p.m. Eastern Time today. To access the live conference call via telephone, please dial 1-866-498-8390 (U.S. callers) or 1-678-509-7599 (international callers) and provide passcode 8386986. A live audio webcast of the call also will be available in the Investors section of the Company’s website at www.lantheus.com.

A replay of the audio webcast will be available in the Investors section of our website at www.lantheus.com approximately two hours after completion of the call and will be archived for 30 days.

The conference call will include a discussion of non-GAAP financial measures. Reference is made to the most directly comparable GAAP financial measures, the reconciliation of the differences between the two financial measures, and the other information included in this press release, our Form 8-K filed with the SEC today, or otherwise available in the Investor Relations section of our website located at www.lantheus.com.

The conference call may include forward-looking statements. See the cautionary information about forward-looking statements in the safe-harbor section of this press release.

About Lantheus Holdings, Inc. and Lantheus Medical Imaging, Inc.
Lantheus Holdings, Inc. is the parent company of LMI, a global leader in the development, manufacture and commercialization of innovative diagnostic imaging agents and products. LMI provides a broad portfolio of products, including the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension; TechneLite® (Technetium Tc99m Generator), a technetium-based generator that provides the essential medical isotope used in nuclear medicine procedures; and Xenon (Xenon Xe 133 Gas), an inhaled radiopharmaceutical imaging agent used to evaluate pulmonary function and for imaging the lungs. The Company is headquartered in North Billerica, Massachusetts with offices in Puerto Rico and Canada. For more information, visit www.lantheus.com.

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, such as revenues excluding the impact of foreign currency; adjusted operating income; adjusted net income and its line components; EBITDA; Adjusted EBITDA; adjusted net income per share - diluted; and free cash flow. The Company’s management believes that the presentation of these measures provides useful information to investors. These measures may assist investors in evaluating the Company’s operations, period over period. The measures may exclude such items which may be highly variable, difficult to predict and of a size that could have substantial impact on the Company’s reported results of operations for a period. Management uses these and other non-GAAP measures internally for evaluation of the performance of the business, including the allocation of resources and the evaluation of results relative to employee performance compensation targets. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP.

This press release includes forward-looking non-GAAP guidance for 2018 Adjusted EBITDA. No reconciliation of this forward-looking non-GAAP guidance was included in this press release because, due to the high variability and difficulty in making accurate forecasts and projections of some of the excluded information and the fact that some of the excluded information is not readily ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measure without unreasonable efforts.

Safe Harbor for Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements” as defined under U.S. federal securities laws, including statements about our 2018 outlook. Forward-looking statements may be identified by their use of terms such as anticipate, believe, confident, could, estimate, expect, intend, may, plan, predict, project, target, will and other similar terms. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to materially differ from those described in the forward- looking statements. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements are discussed in our filings with the Securities and Exchange Commission (including those described in the Risk Factors section in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q).

Contact
Meara Murphy
978-671-8508
Director, Investor Relations and Corporate Communications
Lantheus Holdings, Inc.
- Tables Follow -

Lantheus Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data – unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues	$88,900	$79,941	$257,103	$250,137
Cost of goods sold	44,015	41,414	126,063	125,901
Gross profit	44,885	38,527	131,040	124,236
Operating expenses
Sales and marketing	10,478	10,075	33,248	31,892
General and administrative	13,609	12,076	37,727	35,549
Research and development	4,316	3,554	12,520	14,149
Total operating expenses	28,403	25,705	83,495	81,590
Operating income	16,482	12,822	47,545	42,646
Interest expense	4,446	4,442	12,794	14,147
Loss on extinguishment of debt	—	—	—	2,161
Other income	(799)	(908)	(2,055)	(2,037)
Income before income taxes	12,835	9,288	36,806	28,375
Income tax expense	3,566	762	9,581	2,116
Net income	$9,269	$8,526	$27,225	$26,259
Net income per common share:
Basic	$0.24	$0.23	$0.71	$0.71
Diluted	$0.24	$0.22	$0.69	$0.67
Weighted-average common shares outstanding:
Basic	38,342	37,393	38,155	37,174
Diluted	39,402	39,121	39,467	38,971

Lantheus Holdings, Inc.
Consolidated Segment Revenues Analysis
(in thousands – unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	Change %	2018	2017	Change %
United States
DEFINITY	$42,472	$36,901	15.1%	$131,081	$113,035	16.0%
TechneLite	19,374	22,621	(14.4)%	56,780	69,150	(17.9)%
Xenon	7,239	7,726	(6.3)%	22,805	23,709	(3.8)%
Other	1,170	2,331	(49.8)%	5,163	12,812	(59.7)%
Total United States	70,255	69,579	1.0%	215,829	218,706	(1.3)%
International
DEFINITY	1,283	828	55.0%	3,427	2,534	35.2%
TechneLite	11,244	3,735	201.0%	18,711	10,750	74.1%
Xenon	—	—	—%	—	4	(100.0)%
Other	6,118	5,799	5.5%	19,136	18,143	5.5%
Total International	18,645	10,362	79.9%	41,274	31,431	31.3%
Worldwide
DEFINITY	43,755	37,729	16.0%	134,508	115,569	16.4%
TechneLite	30,618	26,356	16.2%	75,491	79,900	(5.5)%
Xenon	7,239	7,726	(6.3)%	22,805	23,713	(3.8)%
Other	7,288	8,130	(10.4)%	24,299	30,955	(21.5)%
Total Revenues	$88,900	$79,941	11.2%	$257,103	$250,137	2.8%

Lantheus Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands – unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating income	$16,482	$12,822	$47,545	$42,646
Campus consolidation costs including depreciation	84	797	1,154	5,779
Offering and other costs	—	73	—	602
Non-recurring refinancing related fees	—	—	—	1,721
Adjusted operating income	$16,566	$13,692	$48,699	$50,748
Adjusted operating income, as a percentage of revenues	18.6%	17.1%	18.9%	20.3%

Lantheus Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except per share data – unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$9,269	$8,526	$27,225	$26,259
Reconciling items impacting operating income:
Campus consolidation costs including depreciation	84	797	1,154	5,779
Offering and other costs	—	73	—	602
Non-recurring refinancing related fees	—	—	—	1,721
Reconciling items impacting non-operating expenses and income taxes:
Loss on debt extinguishment and retirement costs	—	—	—	2,161
Income tax effect of non-GAAP adjustments(a) (b)	(21)	(220)	(291)	(2,591)
Adjusted net income	$9,332	$9,176	$28,088	$33,931
Adjusted net income, as a percentage of revenues	10.5%	11.5%	10.9%	13.6%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income per share - diluted	$0.24	$0.22	$0.69	$0.67
Reconciling items impacting operating income:
Campus consolidation costs including depreciation	—	0.02	0.03	0.15
Offering and other costs	—	—	—	0.02
Non-recurring refinancing related fees	—	—	—	0.04
Reconciling items impacting non-operating expenses and income taxes:
Loss on debt extinguishment and retirement costs	—	—	—	0.06
Tax effect of non-GAAP adjustments(a) (b)	—	(0.01)	(0.01)	(0.07)
Adjusted net income per share - diluted	$0.24	$0.23	$0.71	$0.87
Weighted-average common shares outstanding - diluted	39,402	39,121	39,467	38,971

(a)
The income tax effect of the adjustments between GAAP net income and non-GAAP adjusted net income takes into account the tax treatment and related tax rate that apply to each adjustment in the applicable tax jurisdiction.

(b)
During the fourth quarter of 2017, we released the valuation allowance previously recorded against our domestic net deferred tax assets. As a result, we included the tax effect of non-GAAP adjustments starting in the fourth quarter of 2017. Presentation of 2017 Adjusted Net Income has been modified to allow better go-forward comparability by including the tax effect of non-GAAP reconciling items.

Lantheus Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands – unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$9,269	$8,526	$27,225	$26,259
Interest expense, net	4,428	4,437	12,761	14,134
Income tax expense(a)	2,875	272	7,361	646
Depreciation	1,805	2,102	5,533	10,066
Amortization of intangible assets	1,650	1,646	5,011	4,953
EBITDA	20,027	16,983	57,891	56,058
Stock and incentive plan compensation	2,639	1,933	7,015	4,735
Asset write-off (b)	1,254	911	3,273	2,184
Severance and recruiting costs (c)	1,776	666	2,227	1,033
Offering and other costs (d)	—	73	—	602
Campus consolidation costs	84	408	1,154	1,101
Debt refinancing costs	—	—	—	1,721
Extinguishment of debt and debt retirement costs	—	—	—	2,161
New manufacturer costs (e)	334	1,639	1,301	3,616
Adjusted EBITDA	$26,114	$22,613	$72,861	$73,211
Adjusted EBITDA, as a percentage of revenues	29.4%	28.3%	28.3%	29.3%

(a)	Represents income tax expense, less tax indemnification income associated with Bristol-Myers Squibb.

(b)	Represents non-cash losses incurred associated with inventory and other write-offs of long-lived assets.

(c)	The amounts consist of severance and recruitment costs related to employees, executives and directors.

(d)	Represents offering costs incurred on behalf of certain shareholders pursuant to a registration rights agreement and other non-recurring costs.

(e)	Represents internal and external costs associated with establishing new manufacturing sources for our commercial and clinical candidate products.

Lantheus Holdings, Inc.
Reconciliation of Free Cash Flow
(in thousands – unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$24,277	$15,600	$43,887	$41,691
Capital expenditures	(5,005)	(3,288)	(12,766)	(11,589)
Free cash flow	$19,272	$12,312	$31,121	$30,102

Lantheus Holdings, Inc.
Condensed Consolidated Balance Sheets
(in thousands – unaudited)

	September 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$104,584	$76,290
Accounts receivable, net	47,135	40,259
Inventory	34,572	26,080
Other current assets	4,669	5,221
Total current assets	190,960	147,850
Property, plant & equipment, net	99,407	92,999
Intangibles, net	9,727	11,798
Goodwill	15,714	15,714
Deferred tax assets, net	79,358	87,010
Other long-term assets	29,652	28,487
Total assets	$424,818	$383,858
Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$2,750	$2,750
Revolving line of credit	—	—
Accounts payable	20,363	17,464
Accrued expenses and other liabilities	31,464	26,536
Total current liabilities	54,577	46,750
Asset retirement obligations	11,282	10,412
Long-term debt, net	264,130	265,393
Other long-term liabilities	39,321	38,012
Total liabilities	369,310	360,567
Total stockholders’ equity	55,508	23,291
Total liabilities and stockholders’ equity	$424,818	$383,858
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